Exhibit 10.27

[PHARMACOPEIA DRUG DISCOVERY, INC. LETTERHEAD]

[DATE]

[OPTIONEE]

[OPTIONEE’S ADDRESS]

Re:                               Incentive Stock Option Award Notice

Dear [NAME OF OPTIONEE]:

Pursuant to the Pharmacopeia Drug Discovery, Inc. 2004 Stock Incentive Plan (the “Plan”), the Plan’s administrative committee (the “Committee”) hereby grants to you an incentive stock option (“Option”) to purchase [NUMBER] shares of common stock, par value $0.01, (“Common Stock”) of Pharmacopeia Drug Discovery, Inc. (the “Company”) at a price of $[exercise price] (“Exercise Price”) per share, effective [GRANT DATE] (the “Grant Date”).  However, to the extent the Option fails to satisfy any requirement of section 422(d) of the Internal Revenue Code of 1986, the Option shall be treated as a non-qualified stock option and shall be subject to the terms and conditions of the Award Notice applicable to the contemporaneous grant of a non-qualified stock option to you, if any.

This Option is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or differences between this letter and the terms of the Plan, the terms of the Plan will control.  All capitalized terms used herein, not otherwise defined herein, shall have the meanings set forth in the Plan.

VESTING AND EXERCISE PERIOD

Subject to your continued employment with the Company and the other provisions of this Award Notice, on the following dates, you will be entitled to exercise this Option as follows:

One fourth of the shares of Common Stock subject to the Option shall be vested and exercisable on the first anniversary of the Grant Date;

An additional 1/48th of the shares subject to the Option shall be vested and exercisable on the same day of the month (or the last day of the month if there is no such date) as the Grant Date in each of the next 36 months thereafter;

Shares that become exercisable will remain available for purchase until the tenth anniversary of the Grant Date.

EFFECTS OF TERMINATION ON VESTING AND EXERCISE

Retirement

Your Option will continue to vest in accordance with the schedule above until the date which is three years following the date of your Retirement, provided that you do not violate any applicable non-competition, non-disparagement, non-solicitation or confidentiality requirement or similar restrictive covenant with the Company (collectively, the “Restrictive Covenants”) during that three-year period.

If your employment is terminated due to your Retirement, you will be permitted, prior to the Expiration Date, to the extent the Option is exerciseable, to exercise the Option until the third anniversary of your Retirement, provided you have not violated any applicable Restrictive Covenants.  To the extent the Option is exercised more than ninety days following your Retirement, the Option will be treated as a non-qualified stock option and will no longer be entitled to treatment as an incentive stock option subject to Section 422 of the Code.  The Option shall immediately terminate in full upon violation of any Restrictive Covenants and in any event to the extent not exercised during the applicable period.

Death or Disability

If your employment with the Company terminates prior to the Expiration Date due to your death or Disability, this Option will vest fully and will remain exercisable by you, your personal representative or the persons who acquire the right to exercise this Option by bequest or inheritance until the earlier of the end of the twelve-month period immediately following your death or Disability, or the Expiration Date.  To the extent the Option is exercised more than ninety days following your death, the Option will be treated as a non-qualified stock option and will no longer be entitled to treatment as an incentive stock option subject to Section 422 of the Code.  This Option shall terminate in full to the extent not exercised within such period.

Termination for Cause

If your employment with the Company is terminated for Cause (as determined by the Committee), then the entire unexercised portion of this Option shall terminate on such date.

Resignation or Other Reasons

If your employment with the Company is terminated for any other reason, including resignation, prior to the Expiration Date, vesting in the Option will cease immediately.  This Option, to the extent it is exerciseable upon your termination of employment, will remain exerciseable by you or your personal representative, as applicable, until the later of the end of the  ninety-day period immediately following your termination of employment or the Expiration Date.  This Option shall terminate in full to the extent not exercised within such period.

CHANGE IN CONTROL

Notwithstanding anything in this Notice to the contrary, upon a Change in Control, (1) if the Option is assumed and substituted with an Option of equivalent value by an acquiror, the substituted awards shall vest in full if your employment is terminated for any reason other than Cause or your voluntary termination within eighteen (18) months following the date of the Change In Control, (2) if the Option is not assumed and substituted with an Option of equivalent value by an acquiror in accordance with the terms of the Plan, then upon a Change in Control, the Option shall immediately become 100% vested and exercisable.

EXERCISING OPTIONS

Upon exercise of any portion of the Option and before delivery of the shares of Common Stock, full payment for shares of Common Stock purchased upon the exercise shall be paid within three days of the date of exercise and shall be made in cash, or, with the Consent of the Committee, (a) in whole or in part in shares of Common Stock that have been held by you for at least six months and have an aggregate Fair Market Value equal to the aggregate Exercise Price, or (b) in cash received from a broker-dealer whom you have authorized to sell all or a portion of the Common Stock covered by the Option.

An Option shall be exercised by you by giving written notice of exercise to the Company at the Company’s office in Princeton, New Jersey, Attention: Albert N. Essilfie.  Such notice of exercise must include a statement of the number of vested Options to be exercised and a statement of preference as to the manner in which payment to the Company shall be made, as described above.  Such notice shall be deemed to have been given when hand-delivered, telecopied or mailed, first class postage prepaid, and shall be irrevocable once given.

As promptly as is reasonably practicable after the exercise of the Option and the satisfaction of any applicable taxes, as determined by the Company, a certificate for the shares of Common Stock issuable on the exercise of the Option shall be delivered to you or your personal representative, heir or legatee.

The Option may not be transferred, assigned or pledged by you otherwise than by will or the laws of descent and distribution or be exercised other than by the Optionee or, in the case of your death, by your personal representative, heir or legatee.

If you dispose of any shares of Common Stock acquired upon the exercise of this Option within two years from the Grant Date or one year after such shares were acquired pursuant to the exercise of this Option, you must notify the Company in writing of such disposition.  Any notice required hereunder must be given within 30 days of such disposition.

GOVERNING TERMS

The terms of this Award Notice, and any sale, purchase or exercise of any shares subject to the Option granted by this Award Notice shall be governed by the terms of the Pharmacopeia Drug Discovery, Inc. Insider Trading Policy (“Policy”) previously provided or enclosed with this Award Notice, and incorporated by reference herein.  By executing this Award Notice, you acknowledge having received and carefully read the Policy, and you agree to be bound by the terms of the Policy, as interpreted and amended from time to time by the Company.

The construction and interpretation of any provision of this Option or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the employment or service of the Company or interfere in any way with the right of the Company to terminate your employment or service at any time.

The Committee may at any time unilaterally amend this Award Notice; provided, however, (i) no Option may be repriced, replaced, regranted through cancellation, or modified without shareholder approval if the effect would be to reduce the exercise price for the shares underlying the Option, and (ii) that any amendment which, in the opinion of the Committee, is adverse to you will require your consent.

You should sign and return a copy of this letter to Albert N. Essilfie.  Your acknowledgement must be returned within ninety (90) days, otherwise, this Option will lapse and become null and void.

Very truly yours,

[COMMITTEE MEMBER (or if granted to non-executive officer, Secondary Committee member)]

Enclosure

Acknowledged and Accepted

[OPTIONEE]	Date